Exhibit 10.16

FIRST AMENDMENT TO THE

AMENDED AND RESTATED TARGA RESOURCES CORP.

2010 STOCK INCENTIVE PLAN

(as amended and restated May 22, 2017)

February 12, 2021

This First Amendment (the “Amendment”) to the Amended and Restated Targa Resources Corp. 2010 Stock Incentive Plan (as amended, the “Plan”), is hereby adopted as of February 12, 2021 (the “Effective Date”) by Targa Resources Corp., a Delaware corporation (the “Company”). Terms used but not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Partnership maintains the Plan for the purposes set forth therein;

WHEREAS, the Plan currently provides for the grant of Cash Awards, but states that all terms and restrictions of any such Cash Award will be determined by the Committee;

WHEREAS, the Company has determined that it would be desirable to add certain terms and conditions regarding Cash Awards to the Plan document in order to create the opportunity to grant annual cash and incentive awards, including awards that have traditionally been granted pursuant to the Company’s Annual Incentive Compensation Plan programs, pursuant to the Plan;

WHEREAS, pursuant to Article XV of the Plan, the Committee may amend the Plan in any manner and at any time without the consent of any Participant or Company stockholder if such an amendment is not required to be submitted to Company stockholders pursuant to applicable laws or applicable regulations of the stock exchange on which the Company’s Common Stock is then listed; and

WHEREAS, the Company has determined that the addition of the desired terms and conditions for Cash Awards is not an amendment that must be submitted to the Company’s stockholders for approval pursuant to any applicable laws or regulations.

NOW, THEREFORE, effective as of the Effective Date, the Plan is amended as follows:

1.	Section XI(d) of the Plan is deleted and replaced in its entirety with the following:

(d)Cash Awards.  An Award may be in the form of a Cash Award, either on a free-standing basis, as part of the Company’s annual incentive bonus programs (an “Annual Award’), or as an element of or supplement to, or in lieu of, any other Award under the Plan. Subject to the terms applicable to Annual Awards below, the terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee in accordance with this Plan.

Exhibit 10.16

(i) Annual Award Performance Criteria. If the Committee determines that a Cash Award should be granted as an Annual Award, the Annual Award shall be designed to vest based upon the achievement of certain business priorities, including financial, operational, sustainability and safety objectives, as determined by the Committee.  The eligible performance criteria for Annual Awards will include the Performance Goals, which for the purposes of an Annual Award shall also be deemed to include the following items: (1) financial performance, including earnings before interest, depreciation and amortization (“EBITDA”), cash flow and other measures; (2) growth; (3) funding or liquidity; (4) volume goals or volume growth; and (5) environmental, social and governance (“ESG”) goals.

(ii)Annual Award Amounts. Annual Award target amounts may be determined on a stand-alone basis as a percentage of an individual’s base salary or annual compensation, or may be calculated as a percentage of a bonus pool.

(iii)Performance Period.  An Annual Award shall have a performance period of no less than one calendar year, provided that the Committee may grant a pro-rata award to a new hire or an individual that is promoted during any given performance period.

(iv) Committee Discretion for Annual Awards. Notwithstanding Section XI(d)(i) above, the Committee shall retain the sole discretion to determine the amount of the Annual Award to be paid to any Participant (which may be reduced or increased), or may adjust the performance criteria for any Annual Award to reflect extraordinary or unexpected events, occurrences, or transactions that the Committee determines should be taken into account when calculating the achievement of performance for the applicable performance period.

2.	All other provisions of the Plan shall remain the same and in full force and effect.

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Exhibit 10.16

IN WITNESS WHEREOF, the undersigned has executed this Amendment, effective as of the date first set forth above.

Targa Resources Corp.

By: _/s/ Matthew J. Meloy______

Name: Matthew J. Meloy

Title: Chief Executive Officer